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                                                                     EXHIBIT 2.2

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                        )   Chapter 11
                              )
INACOM CORP., et al.,(1)      )   Case No. 00-2426(PJW)
                              )   Jointly Administered
            Debtors           )




                                  RE: DOCKET NOS. 5121, 4757


              ORDER CONFIRMING DEBTORS' JOINT PLAN OF LIQUIDATION
                       AS AMENDED PURSUANT TO CHAPTER 11
                      OF THE UNITED STATES BANKRUPTCY CODE
                      ____________________________________

     The debtors and debtors-in-possession in the captioned chapter 11 cases (the "Debtors"), having filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") on June 16, 2000 (the "Petition Date"); the Debtors having filed on or about March 24, 2003 the Joint Plan of Liquidation As Amended Pursuant to Chapter 11 of the United States Bankruptcy Code (the "Plan") [Docket No. 4757] and the Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to Joint Plan of Liquidation as Amended (the "Disclosure Statement") [Docket No. 4776]; the Debtors having distributed the Plan and the Disclosure Statement to all holders of Class 4(a) and Class 4(b)


         ________________________


(1) The Debtors are the following entities: InaCom Corp.; InaCom Latin America; InaCom Solutions, Inc.; InaCom Communications, Inc.; InaCom Financial Services, Inc.; Perigee Communications, Inc.; Networks, Inc.; Gorham Clark, Inc.; InaCom International, Inc.; InaCom Tennessee, Inc.; InaCom Professional Services, Inc.; Kure Associates, Inc.; Office Products of Minnesota, Inc.; Boston Computer Exchange Corporation; PC Technical Services, Inc.; Vanstar Corporation; Computerland International Development, Inc.; Computerport World Trade, Inc.; Vanstar International Corporation; VST West, Inc.; VST Illinois, Inc.; VSTNC, Inc.; Cland Tex, Inc.; InaCom Governmental Systems, Inc.; Contract Data, Inc.; Computer Professionals, Inc.; Vanstar Professional Technical Services, Inc.

Claims against the Debtors, together with a solicitation of votes to accept or reject the Plan beginning on or about April 9, 2003; the Affidavit of Bridget

Gallerie Certifying the Ballots Accepting or Rejecting the Joint Plan of

Liquidation as Amended Pursuant to Chapter 11 of the United States Bankruptcy

Code dated March 24, 2003 having been filed with this Court on May 19, 2003 (the

"Voting Affidavit")[Docket No. 5123]; this Court, upon motion of the Debtors,

having entered an order on March 26, 2003 (the "Solicitation Procedures

Order")[Docket No. 4793] fixing May 22, 2003 at 3:00 p.m. as the date and time of a hearing pursuant to Bankruptcy Rules 3017 and 3018 and Sections 1126 and

1128 of the Bankruptcy Code to consider approval of the Disclosure Statement and

Confirmation of the Plan (the "Confirmation Hearing"); the Affidavit of Mailing

of Bridget Gallerie ("Affidavit of Mailing") having been filed with this Court on April 17, 2003 [Docket No. 4991] with respect to the mailing of notice of the

Confirmation Hearing to parties in interest in accordance with the Solicitation

Procedures Order; the Affidavit of Publication of Bridget Trykoski, having been filed with this Court on April 23, 2003 [Docket No. 5036], with respect to the publication of notice of the Confirmation Hearing in the national edition of The

Wall Street Journal on April 15, 2003 in accordance with the Solicitation

Procedures Order; the Plan Administrator Agreement having been filed on May 14,

2003 [Docket No. 5110]; and a superceding Plan Administrator Agreement having been filed on May 21, 2003 [Docket No. 5133]; this Court having reviewed and/or having been advised regarding the Plan, the Disclosure Statement, the

Debtors' Memorandum of Law in Support of Confirmation of the Debtors' Joint Plan

of Liquidation As Amended Pursuant to Chapter 11 of the United States Bankruptcy

Code, filed on May 19, 2003 (the "Confirmation Memorandum")

[docket No. 5125], and all filed objections and responses to, and statements and comments regarding, Confirmation; this Court having considered all testimony presented and evidence admitted at the Confirmation Hearing; this Court having taken judicial notice of the papers and pleadings on file in the Chapter 11

Case; the Court having heard the statements on the record at the Confirmation

Hearing regarding the resolutions of certain of the objections and responses to

Plan Confirmation; and it appearing to this Court that (a) notice of the

Confirmation Hearing and the opportunity of any party in interest to object to

Confirmation were adequate and appropriate as to all parties to be affected by the Plan and the transactions contemplated thereby, and (b) the legal and factual bases set forth in the Confirmation Memorandum and presented at the

Confirmation Hearing establish just cause for the relief granted herein; this

Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:(2)

                                       I.
                                FINDINGS OF FACT

A. JURISDICTION AND VENUE.

          1.   On the Petition Date, the Debtors commenced their Chapter 11

Cases by filing voluntary petitions for relief under chapter 11 of the

Bankruptcy Code. The Debtors were and are qualified to be Debtors under Section

109 of the Bankruptcy Code. Venue for these


          -----------------

(2) This Confirmation Order constitutes this Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

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cases is proper pursuant to 28 U.S.C. Sections 1408 and 1409. Venue in the

District of Delaware was proper as of the Petition Date and continues to be proper.

B. COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE.

          1. SECTION 1129(a)(1) -- COMPLIANCE OF THE PLAN WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

          a.   The Plan complies with all applicable provisions of the

Bankruptcy Code as required by Section 1129(a)(1) of the Bankruptcy Code,

including, without limitation, Sections 1122 and 1123. The Plan is dated and identifies the Debtors as the proponents. Fed. R. Bankr. P. 3016(a). Pursuant to

Sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, the Plan designates

Classes of Claims and Equity Interests, other than Administrative Claims and

Priority Tax Claims(3). As required by Section 1122(a), each Class of Claims and

Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. A reasonable basis exists for the classifications in the Plan.

          b.   The "convenience class", Class 4(b) is reasonable and necessary for administrative purposes and meets the requirements of Bankruptcy Code

Section 1122(b).

          c.   The ability of a creditor to "opt-in" to Class 4(b) meets the requirements of Section 1123(a)(4).

          d.   Pursuant to Sections 1123(a)(2) and (3) of the Bankruptcy Code,

the Plan specifies all Claims and Interests that are not impaired and specifies the treatment of all Claims

          ------------------
(3) The Administrative Claims and the Priority Tax Claims are not required to be designated pursuant to section 1123(a)(1) of the Bankruptcy Code, 11 U.S.C.
Section 1123(a)(1).

and Interests that are impaired. The Plan identifies Classes 1, 2, and 3 as unimpaired and Classes 4(a), 4(b), 5, 6, and 7 as impaired under the Plan.

     e. Pursuant to Section 1123(a)(4) of the Bankruptcy Code, the Plan also provides the same treatment for each Claim or Interest within a particular Class.

     f.   The Plan's provision for substantive consolidation as set forth in
Section II(B) of this Confirmation Order, of these bankruptcy cases is appropriate and, as required by Bankruptcy Code Section 1123(b), is in the best interests of the Debtors, the Estates, and their creditors and is not inconsistent with other applicable provisions of the Bankruptcy Code; provided however, such consolidation shall hereinafter be referred to as a "deemed consolidation" and the Plan is hereby modified to substitute the words "deemed consolidation" for "substantive consolidation" wherever they occur in the Plan.

     g. The Plan's provisions for releases and or indemnifications as set forth in Sections V(B)(4) and V(C) of the Plan are, as required by Section 1123(b)(6), appropriate and not inconsistent with the applicable provision of the Bankruptcy Code.

     h. Pursuant to Section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for the Plan's implementation.

     i. The Debtors will have, immediately upon the effectiveness of the Plan, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Section V sets forth in detail the means for implementation of the Plan.

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     j. The Plan satisfies Section 1123(a)(6) of the Bankruptcy Code because the Plan directs the Plan Administrator to dissolve and terminate the corporate existence of the Debtors. It is unnecessary for the Plan to address the issues of non voting securities because (a) the Plan provides that all outstanding securities will be cancelled, and provides that the Debtor corporations shall dissolve, and (2) the issuance of more securities and is antithetical to the dissolution of a corporation.

     k. The Plan complies with Section 1123(a)(7) in that it provides for the resignation of the Debtors' current officers and directors appoints a Plan Administrator with authority to render any and all services necessary and effectuate the Plan. As set forth in the Plan and the Plan Administrator Agreement filed with the Court [Docket No. 5133], the Post-confirmation Committee will retain certain oversight rights in connection with the implementation of the Plan by the Plan Administrator.

     2. SECTION 1129(A)(2) -- COMPLIANCE OF THE DEBTORS WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

     The Debtors, as proponent of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by Section 1129(a)(2) of the Bankruptcy Code, including, without limitation, Sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019. In particular, the solicitation of acceptances or rejections of the Plan was solicited after disclosure to holders of Claims and Interests of "adequate information", as defined in Section 1125(a) of the Bankruptcy Code pursuant to the requirements set forth in the Solicitation Procedures Order.

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     3. SECTION 1129(a)(3) -- PROPOSAL OF PLAN IN GOOD FAITH.

     The Debtors proposed the Plan in good faith and in compliance with applicable provisions of the Bankruptcy Code and not by any means forbidden by law as required by Section 1129(a)(3) of the Bankruptcy Code. The solicitation of acceptances or rejections of the Plan by all Persons has been in good faith and in compliance with applicable provisions of the Bankruptcy Code. The Plan itself, and the process leading to its formulation, provides independent evidence of the Debtors' good faith. The Debtors, as well as their current directors, officers, employees, agents, affiliates and professionals (acting in such capacity) have acted in "good faith" within the meaning of Section 1125(e) of the Bankruptcy Code.

     4. SECTION 1129(a)(4) -- BANKRUPTCY COURT APPROVAL OF CERTAIN PAYMENTS AS REASONABLE.

     Pursuant to Section 1129(a)(4) of the Bankruptcy Code, any payment made or promised by the Debtors or by any person acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Cases, or in connection with the Plan and incident to the Cases to the extent of services provided before the Confirmation Date, have been, or will be before payment, disclosed to the Bankruptcy Court. Any such payments made before the Confirmation Hearing were reasonable. Any such payment not yet made for services rendered prior to the Confirmation Hearing is subject to the approval of this Court in accordance with applicable provisions of the Bankruptcy Code.

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     5.   SECTION 1129(a)(5) -- DISCLOSURE OF IDENTITY AND AFFILIATIONS OF
PROPOSED MANAGEMENT, COMPENSATION OF INSIDERS AND CONSISTENCY OF MANAGEMENT PROPOSALS WITH THE EQUITY INTERESTS OF CREDITORS AND PUBLIC POLICY.

     a. Pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed the identity of the Plan Administrator, who will, under the oversight of the Post-confirmation Committee, have authority to render any and all services necessary to effectuate the Plan pursuant to the terms of the Plan Administrator Agreement.

     b. Pursuant to the terms of the Plan and this Confirmation Order, the Committee will be reconstituted as the Post-confirmation Committee that will have oversight over the Plan Administrator after the Effective Date. (The Post-confirmation Committee shall also include a representative of the Hewlett-Packard Company.) The appointment of the Plan Administrator is consistent with the interests of the Holders of Claims and Equity Interests and public policy.

     6.   SECTION 1129(a)(6) -- APPROVAL OF RATE CHANGES.

     The Debtors' rates are not subject to regulatory approval. Accordingly, Bankruptcy Code Section 1129(a)(6) is not applicable to these Cases.

     7. SECTION 1129(a)(7) -- BEST INTERESTS OF CREDITORS AND EQUITY INTEREST HOLDERS.

     With respect to each Impaired Class of Claims or Interests of the Debtors, each holder of a Claim or Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is

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not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

     8.   SECTION 1129(a)(8) -- ACCEPTANCE OF THE PLAN BY EACH IMPAIRED CLASS.

     Pursuant to 1129(a)(8) of the Bankruptcy Code, (a) Classes 1, 2, and 3 are unimpaired and, pursuant to Section 1126(f) of the Bankruptcy Code, are conclusively presumed to have accepted the Plan, and (b) as described in the Voting Affidavit, Classes 4(a) and 4(b) have accepted the Plan in accordance with Section 1126(c) of the Bankruptcy Code. Although Classes 5, 6, and 7 have not accepted the Plan, the Plan is confirmable because, as more fully set forth herein, the Plan satisfies Section 1129(b)(1) of the Bankruptcy Code with respect to Classes 5, 6, and 7.

     9. SECTION 1129(a)(9) -- TREATMENT OF CLAIMS ENTITLED TO PRIORITY PURSUANT TO SECTION 507(a) OF THE BANKRUPTCY CODE.

     The Plan provides that all Allowed Administrative Claims, Priority Tax Claims, and Other Priority Claims shall be paid in full on the Effective Date (or as soon as practicable thereafter). The Plan therefore satisfies the requirements of Section 1129(a)(9).

     10.  SECTION 1129(a)(10) -- ACCEPTANCE BY AT LEAST ONE IMPAIRED CLASS.

     As required by Section 1129(a)(10) of the Bankruptcy Code and as indicated in the Voting Affidavit, at least one Class of Claims (specifically, Classes 4(a) and 4(b)) that is impaired under the Plan has accepted the Plan, excluding votes cast by insiders.

     11. SECTION 1129(a)(11) -- FEASIBILITY OF THE PLAN.

     As required by Section 1129(a)(11) of the Bankruptcy Code, the Plan, which is a liquidating plan, is feasible because, on the Effective date, the Debtors expect to have enough Cash on hand to make required payments and to also create a reserve for post-Effective Date operating expenses and professional fees. Accordingly, Confirmation of the Plan is not likely to be followed by the need for further financial reorganization of the Debtors under the Plan as required by Section 1129(a)(11) of the Bankruptcy Code.

     12. SECTION 1129(a)(12) -- PAYMENT OF BANKRUPTCY FEES.

     In accordance with Section 1129(a)(12) of the Bankruptcy Code, the Plan provides for the payment of all fees payable under 28 U.S.C. Section 1930 on or before the Effective Date. The Plan Administrator, on behalf of the Reorganized Debtors, will continue to pay fees due under 28 U.S.C. Section 1930(a)(6) to the extent required.

     13. SECTION 1129(a)(13) -- RETIREE BENEFITS.

     Bankruptcy Code Section 1129(a)(13), requiring the continued payment of "retiree benefits" is inapplicable to the Plan, because the Debtors did not provide Retiree Benefits to any of its employees.

     14. SECTION 1129(b) -- CONFIRMATION OF PLAN OVER NONACCEPTANCE OF IMPAIRED CLASS.

     Pursuant to Section 1129(b)(1) of the Bankruptcy Code, the Plan is confirmed notwithstanding that, contrary to Section 1129(a)(8) of the Bankruptcy Code, Classes 5, 6, and 7 (6 3/4% Convertible Debentures, Section 510(b) Security Claims and Interests in the Debtors, respectively) are deemed to have rejected the Plan. The Plan does not discriminate unfairly and is fair and equitable with respect to the Holders of Class 5, 6, and 7 Claims and Interests. No other Classes under the Plan have claims (or Interests in) the Debtors that are similar to the Claims (or Interests) in other Classes. Further, members within each Class are treated similarly. Also, the Plan does not discriminate unfairly and is fair and equitable with respect to Holders of Class 5, 6, or 7 Claims or Interests. There is no holder of a Claim or Interest junior to the Classes 5, 6, or 7 who will receive or retain any property under the Plan on account of such Claim or Interest.

C. TREATMENT OF UNIMPAIRED CLAIMS.

     The provisions of the Plan with respect to the holders of unimpaired Claims are fair and appropriate.

D. SATISFACTION OF CONDITIONS TO CONFIRMATION.

     Each of the conditions precedent to the entry of this Confirmation Order has been satisfied or has been waived in accordance with the Plan.

E.   EXEMPTIONS FROM TAXATION.

     In accordance with Section 1146(c) of the Bankruptcy Code, the making delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transactions arising out of, contemplated by or in any way related to the Plan or this Confirmation Order, shall not be subject to any stamp tax, or similar tax and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax.

                                      II.
ACCORDINGLY, IT IS HEREBY ORDERED, DETERMINED AND DECREED THAT:

A.   CONFIRMATION OF THE PLAN.

     The Plan and each of its provisions shall be, and hereby is, confirmed pursuant to Section 1129 of the Bankruptcy Code. If there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. Any objections and responses to, and statements and comments regarding, the Plan, to the extent not already withdrawn or resolved pursuant to representations on the record at the Confirmation Hearing, shall be, and hereby are, overruled.

B.   DEEMED CONSOLIDATION.

     In accordance with Section II of the Plan, the Cases shall be deemed consolidated for plan purposes only. Notwithstanding the foregoing, as the Plan authorizes, the Plan

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Administrator may dissolve or merge the affiliated subsidiary Debtors (the
"Affiliated Debtors") into InaCom; provided however, that the entry of this Confirmation Order or the Confirmation of the Plan shall not be deemed to have such effect automatically and each of the Affiliated Debtors shall each maintain their separate corporate identity until such dissolution or merger occurs.

C. APPROVAL OF PLAN ADMINISTRATOR AGREEMENT AND AUTHORITY TO IMPLEMENT THE PLAN.

     1. The Plan Administrator Agreement [Docket No. 5133] is hereby approved and the Debtors are hereby authorized to enter into the Plan Administrator Agreement with the Plan Administrator, Executive Sounding Board Associates, Inc. If there is any direct conflict between the terms of the Plan and the terms of the Plan Administrator Agreement, the Plan Administrator Agreement shall control. If there is any conflict between the terms of the Plan Administrator Agreement and this Order, the terms of this Order shall control. As provided in
Section 4.3 of the Plan Administration Agreement, the Plan Administrator Agreement shall apply with equal force to any successor Plan Administrator.

     2. The Plan Administrator may employ and compensate professionals, including counsel, consultants, and financial advisors, as needed to assist the Plan Administrator in fulfilling its obligations under the Plan, and without further order of the Bankruptcy Court on whatever fee arrangement it deems appropriate subject to the consent of the Post-confirmation Committee. The Plan Administrator may employ professionals, including, but not limited to, those that were previously employed by the Debtors or the Committee. As provided in the Plan Administrator Agreement, the Post-confirmation Committee may hire counsel. As provided in the Plan Administrator Agreement, the Plan Administrator shall create reserves for the fees and expenses of such professionals incurred, or to be incurred, after the Effective Date.

     3. In accordance with Section 1142 of the Bankruptcy Code, the Plan Administrator, the Debtors and any other person designated pursuant to the Plan is authorized, empowered and directed, without need for the consent, approval or other action by any director(s), shareholder(s), or limited partner(s), to execute, deliver, acknowledge, adopt, ratify, certify, file and record any document, and to take any other action necessary or appropriate to implement, consummate and otherwise effect the Plan in accordance with its terms in all material respects, and all such persons shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan.


     4. In accordance with section 1142 of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 7069 and 7070, the Debtors and all their present and former directors, officers, agents, employees, attorneys, and accountants shall cooperate fully in providing the Debtors and the Plan Administrator with all information regarding and access to properties and Assets of the Debtors and its Estates; and to execute and deliver such documents and perform such acts, without need for the consent, approval or other action by any director(s), shareholder(s), or limited partner(s), as are reasonably necessary to enable the Debtors to take possession, custody, and control of all assets vested in the Debtors' Estates pursuant to the Plan to the extent provided for under the Plan.

D.   Executory Contracts and Unexpired Leases.

     The treatment of executory contracts and unexpired leases set forth in Section

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VII(E)(3) of the Plan are approved. Any executory contracts or unexpired leases which (i) have not expired by their own terms on or prior to the Effective Date,
(ii) which have not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court or by operation of law, (iii) which are not the subject of a motion to assume or assume and assign pending as of the Effective Date, or (iv) which are not specifically designated to be assumed pursuant to this Plan, are rejected by the Debtors on the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a filed proof of claim, will be forever barred and will not be enforceable against the Debtors, their properties or agents, or successors or assignees, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before thirty
(30) days after the later to occur of the Confirmation Date, and the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease. As provided for in Section V(C)(9)(3) of the Plan, on the Effective Date, the Debtors shall assume any obligations of the Debtors to indemnify and reimburse any Post-Petition Officer and Director pursuant to the Articles of Incorporation, code of regulations, bylaws, applicable law, specific agreement, or any combination of the foregoing without any further action by any entity.

E.   REVESTING OF ASSETS FREE AND CLEAR OF LIENS

     On the Effective Date, the property of the Debtors, including all assets of every

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kind, shall be free and clear of all Claims and Interests of Creditors or shareholders of the Debtors except as otherwise provided in the Plan and title to all assets and properties of the Debtors will vest in the Reorganized

Debtors.

F.   INJUNCTIONS/RELEASES/EXCULPATIONS/INDEMNIFICATIONS.

     1. INJUNCTION AGAINST DEBTORS, PLAN ADMINISTRATOR AND THEIR ASSETS AND SUCCESSORS.

          As of the Effective Date and except as otherwise expressly provided in the Plan, all Persons that have held, hold, or may hold Claims (including, but not limited to, Administrative Claims) or Interests are permanently enjoined,

from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on account of any such Claim

(including, but not limited to, Administrative Claims) or Interest against the

Debtors, the Plan Administrator and their respective assets and successors in interest (the "Estate Parties"), including, but not limited to, any Claims

(including, but not limited to Administrative Claims) and Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, except as otherwise provided in this

Plan or the Confirmation Order; (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Estate Parties; (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Estate Parties or against the property, or interests in property, of the Estate Parties with respect to any such Claims (including, but not limited to Administrative Claims) or Interests, and (iv) asserting any defense or right of setoff, subrogation, or recoupment of any kind against any obligation due
from the Estate Parties or against the property, or interests in property, of the Estate Parties with respect to any such Claim (including, but not limited to Administrative Claims) or Interest (subject to the preservation of certain set off and recoupment rights provided for in this Confirmation Order). Notwithstanding anything to the contrary in this Paragraph, nothing shall prohibit Persons from filing Administrative Claims on or before the bar date of May 31, 2003 set by the Court for the filing of Administrative Claims.

     2. RELEASES OF DEBTORS' CAUSES OF ACTION AGAINST DEBTORS' POST-PETITION OFFICERS AND DIRECTORS AND INJUNCTION AGAINST PROSECUTION OF CAUSES OF ACTION.

        As of the Effective Date, the Debtors and the Plan Administrator release each of the Post-petition Officers and Directors from any Causes of Action which could be asserted by the Debtors (except the Causes of Action relating to the J Shares Receivable as described in Article VI(C)(2) of the Disclosure Statement, which Cause of Action is expressly reserved). All Persons are permanently enjoined from commencing, or continuing in any manner, any action or proceeding against the Post-petition Officers and Directors relating to any Cause of Action which is being released pursuant to the terms of this Plan. Moreover, pursuant to the Plan and to this Confirmation Order, the obligations of the Debtors to indemnify and reimburse any Post-petition Officer and Director pursuant to the Articles of Incorporation, code of regulations, bylaws, applicable law, specific agreement, or any combination of the foregoing, are, to the extent such indemnity and reimbursement obligations are permitted under applicable law, assumed by the Debtors on the Effective Date without any further action by any entity.

     3. LIMITATION OF LIABILITY IN CONNECTION WITH THE CASES, THE PLAN, DISCLOSURE STATEMENT AND RELATED DOCUMENTS.

        Pursuant to Section 1123(b)(5) of the Bankruptcy Code, the Debtors, the Reorganized Debtors, the Plan Administrator, the Committee and their members, the Post-petition Officers and Directors and their respective present and former members, ex-officio members, officers, directors, trustees, employees, agents, designees, successors or assigns, and any professional Person (acting in such capacity) employed by any of the foregoing entities, but excluding any officers or directors of the Debtors who are not Post-petition Officers and Directors (collectively, the "Plan Participants") will neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with or related to the Cases, including, but not limited to the formulation, preparation, dissemination, implementation, Confirmation or consummation of this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, the Disclosure Statement, or the Confirmation Order, including solicitation of acceptances of this Plan ("Exculpated Conduct"); provided however, that any Plan Participant (other than the Debtors as to acts or omissions occurring prior to the Confirmation Date) could incur liability as a result of any such act or omission to the extent that such act or omission constitutes fraud, gross negligence or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code. ALL PERSONS ARE PERMANENTLY ENJOINED FROM COMMENCING, OR CONTINUING IN ANY MANNER, ANY ACTION OR PROCEEDING AGAINST ANY OF THE PLAN PARTICIPANTS, WHETHER DIRECTLY, DERIVATIVELY, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEBT, RIGHT, OR CAUSE OF ACTION BASED IN WHOLE OR IN PART

UPON ANY EXCULPATED CONDUCT.

     4. INDEMNIFICATION OF THE PLAN ADMINISTRATOR.

     The Reorganized Debtors shall indemnify the Plan Administrator and hold it harmless to the fullest extent set forth in the Plan and the Plan Administrator Agreement or this Confirmation Order, and the obligations of the Reorganized Debtors to do so shall supersede any express or implied limitation of liability imposed or established for the benefit of the Reorganized Debtors in the Plan, the Disclosure Statement, or any Plan Administrator Agreement. To the extent necessary, the Cash of the Reorganized Debtors may be used to satisfy the indemnification and holding harmless obligations of the Reorganized Debtors set forth in this Paragraph.

G. RETENTION OF CAUSES OF ACTION.

     1. The Reorganized Debtors, through the Plan Administrator, retain all rights to pursue any and all Causes of Action to the extent the Reorganized Debtors or Plan Administrator deems appropriate (under any theory of law, including, without limitation, the Bankruptcy Code and any applicable local, state, or federal law, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in the Bankruptcy Cases). The Plan Administrator retains all rights on behalf of the Debtors, the Reorganized Debtors and the Estates to commence and pursue, or continue to pursue, as appropriate, any and all claims or Causes of Action, whether arising before or after the Petition Date, in any court or other tribunal, including, without limitation, a bankruptcy court adversary proceeding filed in one or more of

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
these Cases. The failure of the Debtors to list any potential or existing claims or Causes of Action in the Disclosure Statement or Plan is not intended to limit the rights of the Plan Administrator to pursue any claims or Causes of Action not listed or identified. Possible claims relating to the J shares (as described in Article VI(C)(2) of the Disclosure Statement) are expressly retained.

     2. Unless a claim or Cause of Action against a Creditor or other person or entity is expressly waived, relinquished, released, compromised, or settled in the Plan or any Final Order, the Reorganized Debtors expressly reserve such claim or Cause of Action for later adjudication (including without limitation, claims and Causes of Action not specifically identified, or which Debtors may presently be unaware, or which may arise or exist by reason of additional facts or circumstances unknown to Debtors at this time, or facts or circumstances which may change or be different from those which Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable, or otherwise), or laches shall apply to such claims or Causes of Action upon, or after, the confirmation or consummation of this Plan based on the Disclosure Statement, the Plan, or the Confirmation Order, except where such claims or Causes of Action have been released in the Plan or other Final Order. In addition, the Reorganized Debtors, through the Plan Administrator, expressly reserves the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are defendants or interested parties against any person or entity, including without limitation, the plaintiffs or co-defendants in such lawsuits.

     3. Except as expressly provided in the Plan, this Confirmation Order shall not bar the Plan Administrator, on behalf of the Reorganized Debtors, by res judicata, collateral estoppel, or otherwise from collecting, prosecuting, or defending any matter or Cause(s) of Action. Pursuant to Bankruptcy Code Section 1123(b)(3)(B), the Plan Administrator stands in the shoes of the Debtors and the Reorganized Debtors and may take such actions in the Debtors' name without the need to intervene in, amend any pending actions or further order of the Court, provided, however, that if the Plan Administrator settles any adversary proceeding pending before the Court, it shall file appropriate documents with the Bankruptcy Court to remove such adversary proceeding from the Court's active calendar.

H. CREDITORS' COMMITTEE COMPOSITION AND TERM

     On the Effective Date, the Committee shall be reconstituted with the existing members as the Post-confirmation Committee on the Effective Date. Additionally, the Post-confirmation Committee shall also include a representative of Hewlett-Packard Company. The Post-confirmation Committee shall have the power to monitor and direct the actions of the Plan Administrator and the liquidation process of the Debtors, as provided in the Plan and the Plan Administration Agreement. The by-laws adopted by the Committee on August 3, 2000 shall continue to govern the actions of the Post-confirmation Committee. The by-laws may be amended from time to time by the Post-confirmation Committee at their discretion.

     If all of the members of the Post-confirmation Committee resign or are unable to serve and no replacement is designated, then the Plan Administrator shall promptly, after having acquired knowledge of such fact, attempt in good faith to obtain a replacement member or members of the Post-confirmation Committee by solicitation to holders of Class 4(a) Claims. If after 60 days, no such creditor agrees to serve as a member of the Post-confirmation Committee, the Plan Administrator may file a Motion with the Bankruptcy Court seeking authority to enable the Plan Administrator to carry out its duties and responsibilities as Plan Administrator (as otherwise provided in the Plan Administrator Agreement, the Plan and this Order) without any Post-confirmation Committee. The Office of the United States Trustee shall have no role in the appointment of members to the Post-confirmation Committee. The duties and powers of the Post-confirmation Committee shall terminate on the Termination Date. The Post-confirmation Committee may, in its sole discretion, retain professionals to represent it after the Effective Date and such professionals shall be compensated from the Cash of the Reorganized Debtors as otherwise provided for professionals engaged by the Plan Administrator.

I.   DISTRIBUTIONS AND TREATMENT OF DISPUTED CLAIMS.

     1. The Plan, as served upon the voting classes [Docket No. 5121], is hereby modified to correct a mislabeling of certain paragraphs relating to distributions to be made on account of claims as follows: Section V(C)(3)(d) of the Plan should be labeled as Section V(C)(3.1); Section V(C)(3)(e) should be labeled as Section V(C)(3.2); Section V(C)(3)(f) should be labeled as Section V(C)(3.3); Section V(C)(3)(g) should be labeled as Section V(C)(3.4); Section V(C)(3)(h) should be labeled as Section V(C)(3.5); Section V(C)(3)(i) should be labeled as Section V(C)(3.6); Section V(C)(3)(j) should be labeled as Section V(C)(3.7); and Section

V(C)(3)(k) should be labeled as Section V(C)(3.8); Section V(C)(3)(l) should be labeled as Section V(C)(3.9).

          2.   The provisions of the Plan dealing with distributions to be made on accounts of Claims and the treatment of Disputed Claims as set forth in re-labeled Sections V(C)(3.2)-V(C)(3.9) are hereby approved and found to be fair and reasonable.

J.   RETENTION OF JURISDICTION.

          The Bankruptcy Court retains and has exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Cases or the Plan, or that relates to the matters set forth in Section V(C)(10) of the

Plan.

K.   CORPORATE ACTION.

          The Plan Administrator shall be deemed to be a representative of the

Court for each of the Reorganized Debtors as the party-in-interest in these

Cases, under this Plan or in any judicial proceeding or appeal to which the

Debtors are a party, consistent with Section 1123(b)(3)(B) of the Bankruptcy

Code and Section 303 of the Delaware General Corporation Law. On the Effective

Date, the Post-petition Officers and Directors shall be deemed to have resigned and shall be fully discharged from their responsibilities and duties as officers and directors of the Debtors. The Plan Administrator shall be empowered and authorized to put into effect and carry out the Plan and any orders of the Court relative thereto and take any proceeding and do any act provided in this Plan or directed by such orders without further action by any directors or stockholders of any of the Reorganized Debtors. Such power and authority may be exercised, and such proceedings and acts may be taken as may be directed by such orders with like effect as if exercised and taken by unanimous action of all such directors and stockholders. In general and subject to the protective provisions in this Plan, the Plan Administrator shall act for the Reorganized

Debtors and their respective Estates in a fiduciary capacity as applicable to a board of directors. Without limitation to the foregoing, on the Effective Date the Plan Administrator is authorized and directed, on behalf of InaCom, to execute and file with the United States Securities and Exchange Commission a

Form 15 or any other form, report, or instrument, and to take all other action,

reasonably necessary to cause the Interests to cease to be registered under section 12(g) of the Securities Exchange Act of 1934, as amended, and to suspend all reporting obligations of InaCom under section 13(a) or 15(d) of such law.

Without limitation to the foregoing, following the Effective Date, the Plan

Administrator is authorized and directed, on behalf of the Reorganized Debtors,

to cause (a) the merger and/or consolidation of all the Debtors into one or a small number of entities and (b) the dissolution and termination of the surviving or remaining Debtors and/or their subsidiaries, all in accordance with this Plan and in a manner considered by the Plan Administrator to be most expeditious and efficient.

I.   PRESERVATION OF CERTAIN SET OFF RIGHTS OF OBJECTING CREDITORS.


          Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the Plan shall not modify any rights of setoff, recoupment, offset or other defenses (the "Setoff Rights") which Nextel Communications, Trammell Crow

Company, Motorola, Inc. or any agencies or instrumentalities of the United

States (collectively, "the Objecting Creditors") may otherwise assert under applicable law against obligations the Objecting Creditors owe to the

Debtors or obligations the Debtors owe to the Objecting Creditors. Accordingly, the Objecting Creditors' rights to assert the Set Off Rights are preserved. The Debtors reserve the right to object to the Set Off Rights on any grounds other than an argument that the Set Off Rights were extinguished pursuant to the Plan.

M. FINAL FEE APPLICATIONS.

     1. Any person or entity seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtors, the Committee or in relation to this case pursuant to Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code shall file and serve an application for allowance of final compensation for services rendered and reimbursement of related expenses incurred on or before the Confirmation Date in or in connection with this case (each, an "Application"), on each of the following entities not later than July 15, 2003: (1) Office of the United States Trustee:
Joseph J. McMahon, Jr., Esquire, J. Caleb Boggs Federal Building 844 King Street, Suite 2313, Lockbox 35 Wilmington, DE 19801; (2) Counsel for Debtors:
Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.; Attention: Laura Davis Jones, Esquire; 919 North Market Street, 16th Floor; P.O. Box 8705 Wilmington, DE 19899-8705; and Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.;
Attention: Jeffrey Pomerantz, Esquire; 10100 Santa Monica Blvd. 11th Floor; Los Angeles, CA 90067-4100; (3) Counsel to Creditors' Committee: Bonnie Glantz Fatell, Esquire; Blank Rome LLP; Chase Manhattan Center; 1201 Market Street, Suite 800; Wilmington, DE 19801; (4) Counsel to Deutsche Bank AG: Scott D. Cousins, Esquire; Victoria Watson Counihan, Esquire;

Greenberg Traurig, LLP; 1000 West Street, Ste 1540; Wilmington, DE 19801; and Howard Beltzer, Esquire; Evan Hollander, Esquire; White & Case, LLP; 1155 Avenue of the Americas; New York, NY 10036; (5) Reorganized Debtors: Ms. Cheryl Rogers; InaCom Corp.; 13010 Morris Road, 6th Floor; Alpharetta, GA 30004; and
(6) Plan Administrator: Executive Sounding Board Associates Inc.; Attention Neil Gilmour III; 1300 N. Market Street, Suite 500, Wilmington, Delaware 19801.

     2. A hearing to consider the Applications so served and filed shall be held before the Court on September 19, 2003 at 9:30 a.m. in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Sixth Floor, Wilmington, Delaware 19801 (the "Final Fee Hearing"), or on such adjourned date and time as may be announced at the Final Fee Hearing.

     3. Each Application shall comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and shall set forth, among other things, in reasonable detail, (i) the name and address of the applicant, (ii) the nature of the professional or other services rendered and expenses for which reimbursement is requested for all periods from the date of the particular applicant was retained through the Confirmation Date, (iii) the amount of compensation and reimbursement of expenses requested,
(iv) whether any payments have been received on account and, if so, the amount thereof, and (v) the amounts of compensation and reimbursement of expenses previously allowed by the Court, if any.

     4. No applications will be filed for compensation and reimbursement by professional persons for services rendered or expenses incurred on or after the Confirmation

Date, and such compensation and reimbursement may be paid by the Plan Administrator in accordance with ordinary business practices and without order of the Court.

N.   ADMINISTRATIVE BAR DATE.

     JULY 31, 2003 AT 4:00 P.M. EASTERN TIME IS SET AS THE DEADLINE BY WHICH CREDITORS MUST FILE REQUESTS FOR ALLOWANCE OF ADMINISTRATIVE EXPENSE CLAIMS ARISING FROM AND AFTER APRIL 1, 2003 THROUGH THE EFFECTIVE DATE, EXCEPT FOR (i) ADMINISTRATIVE CLAIMS OF PROFESSIONALS RETAINED PURSUANT TO SECTIONS 327 AND 328 OF THE BANKRUPTCY CODE, (ii) EXPENSES OF MEMBERS OF THE COMMITTEE; (iii) ALL FEES OR CHARGES ASSESSED AGAINST THE ESTATES UNDER 28 U.S.C. SECTION 1930, AND
(iv) ANY FEES OR CHARGES ASSESSED AGAINST THE ESTATES UNDER 28 U.S.C. SECTION
123. ADMINISTRATIVE EXPENSE CLAIMS SHOULD BE SENT TO THE CLAIMS AGENT, BANKRUPTCY SERVICES LLC, 757 THIRD AVENUE, THIRD FLOOR, NEW YORK, NEW YORK 10017
ATTENTION: BRIDGET GALLERIE.

O.   AT&T RESERVATION OF RIGHTS.

     The entry of this Confirmation Order is without prejudice to any rights asserted by AT&T Corp. ("AT&T") in its Motion (A) to Compel Payment of Post-Petition Administrative Expense Claims; (B) to Compel Assumption of any and all Agreements/Contracts and Cure AT&T of its Pre-petition Claim; and/or (C) for Relief from Automatic Stay to Terminate Service, (the "AT&T Motion"), that the AT&T Motion will be considered by the court at a hearing currently scheduled for June 26, 2003 at 3:30 p.m., and that, upon the Effective Date, the Debtors shall immediately place the total sum of $139,686.67 in escrow prior in preservation of AT&T's rights pending the final resolution of the AT&T Motion.

P.   MISCELLANEOUS

     1. This Confirmation Order shall be deemed to constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any other documents, instruments or agreements (and any amendments or modifications thereto) and any other acts referred to in, or contemplated by, the Plan or the Disclosure Statement.

     2. Except as otherwise provided in the Plan or this Confirmation Order, on the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the person holding such Secured Claim is hereby authorized and directed to release any collateral or other property of the Debtors (including without limitation, any cash collateral) held by such person and to take such actions as may be requested by the Plan Administrator or Reorganized Debtors to evidence the release of such Lien, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by the Plan Administrator or Reorganized Debtors.

     3. The appropriate state or local governmental officials are hereby directed, upon the presentation of a copy of this Confirmation Order, to terminate the filings evidencing any security interests against any property of the Debtors deemed released under the immediately preceding paragraph.

     4. The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

     5. If any or all of the provisions of this Confirmation Order are hereafter modified, vacated or reversed by subsequent order of this or any other court, such reversal, modification or vacation shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Plan Administrator's and the Reorganized Debtors' receipt of written notice of any such order, nor shall such reversal, modification or vacation of this Confirmation Order affect the validity or enforceability of such act or such obligations. Notwithstanding any reversal, modification or vacation of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to and in reliance on this Confirmation Order prior to the Effective Date of such reversal, modification or vacation shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

     6. The provisions of Rules 3020(e) and 7062 of the Federal Rules of Bankruptcy Procedure shall not apply, and this Confirmation Order shall take effect immediately and shall not be stayed.

     7. To the extent that any provision of the Disclosure Statement or the Confirmation Order (or any exhibits, schedules, appendices, supplements or amendments to the foregoing) conflict with or are in any way inconsistent with the terms of the Plan, the Plan shall govern and control; provided however, that if there are any inconsistencies between the Plan

Administrator Agreement and the Plan or Disclosure Statement, the Plan Administrator Agreement shall control; and further provided however, that if there are any inconsistencies between this Order and the Plan Administrator Agreement, this Confirmation Order shall control.

     8. On or before the fifteenth (15th) Business Day after entry of this Confirmation Order, the Debtors shall mail to all creditors and other parties in interest notice of the entry of this Confirmation Order.

     9. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent.

     10. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

     11. Notwithstanding Section V(C)(4) of the Plan, any party may prosecute an objection to a Claim against the Estates during the first sixty (60) days after the Effective Date. After such time, only the Plan Administrator may prosecute objections to Claims.

IT IS SO ORDERED.

Dated: May 23, 2003

                                            /s/ Peter J. Walsh
                                            ------------------------------------
                                            The Honorable Peter J. Walsh
                                            United States Bankruptcy Court Judge


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